ENERGEN CORPORATION						Exhibit 1-1
Consolidating Statement of Income
Year Ended December 31, 2004
Unaudited
(in thousands of dollars)
	Energen			Alabama	Energen	EGN
	Consolidated	Elims	Parent	Gas	Resources *	Services
Operating Revenues
Natural gas distribution	$526,740	$0	$0	$526,740	$0	$0
Oil and gas operations	410,644	(1,911)	0	0	412,555	0

Total operating revenues	937,384	(1,911)	0	526,740	412,555	0

Operating Expenses
Cost of gas	259,889	(1,911)	0	261,800	0	0
Operations and maintenance	234,224	0	1,733	121,896	110,595	0
Depreciation, depletion and amortization	120,960	0	0	39,881	81,079	0
Taxes, other than income taxes	74,970	0	2	36,964	38,004	0
Accretion expense	2,265	0	0	0	2,265	0

Total operating expenses	692,308	(1,911)	1,735	460,541	231,943	0

Operating income (loss)	245,076	0	(1,735)	66,199	180,612	0

Other Income (Expense)
Interest expense	(42,743)	0	(29,398)	(13,345)	0	0
Interest income (expense) - affiliates	0	641	29,411	(392)	(29,660)	0
Dividends on preferred stock of subsidiary	0	0	0	0	0	0
Allowance for funds used during construction	1,247	0	0	1,247	0	0
Other expense	(2,215)	0	0	(2,195)	(38)	18
Other income	1,698	(641)	113	1,979	210	37

Total other income (expense)	(42,013)	0	126	(12,706)	(29,488)	55

Income from Continuing Operations Before Income Taxes	203,063	0	(1,609)	53,493	151,124	55
Income tax expense (benefit)	75,613	0	(1,188)	19,703	57,070	28

Income from Continuing Operations	127,450	0	(421)	33,790	94,054	27

Discontinued Operations, net of taxes
Income from discontinued operations	18	0	0	0	18	0
Loss on disposal	(5)	0	0	0	(5)	0

Income From Discontinued Operations	13	0	0	0	13	0

Net Income	127,463	0	(421)	33,790	94,067	27

Retained Earnings @ Beginning of Period	360,001	(326,114)	217,454	215,869	252,120	672
Less Common Stock Dividends	(27,472)	27,444	(27,472)	(26,144)	(1,300)	0
Other Increases (Decreases)	0	295	0	0	0	(295)

Retained Earnings @ End of Period	$459,992	($298,375)	$189,561	$223,515	$344,887	$404

* Includes transactions and balances of its subsidiaries and its affiliate Energen Resources TEAM Inc.

ENERGEN CORPORATION
Consolidating Balance Sheet
December 31, 2004
Unaudited
(in thousands of dollars)
	Energen			Alabama	Energen	EGN
	Consolidated	Elims	Parent	Gas	Resources *	Services
Property Plant and Equipment
Utility Plant	$941,862	$0	$0	$941,862	$0	$0
Less accumulated depreciation	373,589	0	0	373,589	0	0

Utility plant, net	568,273	0	0	568,273	0	0

Oil and gas properties	1,591,119	0	0	0	1,591,119	0
Less accumulated depreciation, depletion and amortization	381,734	0	0	0	381,734	0

Oil and gas properties, net	1,209,385	0	0	0	1,209,385	0

Other property, net	5,401	0	0	325	5,076	0

Total property, plant and equipment, net	1,783,059	0	0	568,598	1,214,461	0

Current Assets
Cash and cash equivalents	4,489	0	797	3,467	187	38
Accounts receivable	227,832	0	5	154,688	73,054	85
Intercompany receivable	0	(62,241)	59,533	2,190	224	294
Allowance for doubtful accounts	(10,472)	0	0	(9,600)	(787)	(85)
Inventories	62,624	0	0	59,062	3,562	0
Prepayments and other	29,150	0	238	21,901	7,011	0
Advances to affiliate	0	0	0	0	0	0
Deferred income taxes	36,285	5,386	0	15,233	15,666	0

Total current assets	349,908	(56,855)	60,573	246,941	98,917	332

Other Assets
Advances to affiliate	0	(483,441)	483,441	0	0	0
Regulatory asset	19,650	0	0	19,650	0	0
Deferred charges and other	29,122	(584,179)	605,930	4,558	2,813	0

Total other assets	48,772	(1,067,620)	1,089,371	24,208	2,813	0

Total Assets	$2,181,739	($1,124,475)	$1,149,944	$839,747	$1,316,191	$332

* Includes transactions and balances of its subsidiaries and its affiliate Energen Resources TEAM Inc.

ENERGEN CORPORATION
Consolidating Balance Sheet
December 31, 2004
Unaudited
(in thousands of dollars)
	Energen			Alabama	Energen	EGN
	Consolidated	Elims	Parent	Gas	Resources *	Services
Capitalization
Common shareholders' equity
Common stock	$366	($21)	$366	$20	$0	$1
Treasury stock	(29,373)	0	(29,373)	0	0	0
Premium on capital stock	380,965	(260,783)	414,843	6,682	220,223	0
Capital surplus	2,802	(25,000)	0	27,802	0	0
Deferred compensation plan	28,919	0	28,919	0	0	0
Accumulated other comprehensive loss	(37,330)	0	(11,864)	0	(25,466)	0
Deferred compensation on restricted stock	(2,675)	0	(2,675)	0	0	0
Retained earnings	459,992	(298,375)	189,561	223,515	344,887	404

Total common shareholders' equity	803,666	(584,179)	589,777	258,019	539,644	405

Minority preferred stock	0	0	0	0	0	0
Long-term debt	612,891	0	483,441	129,450	0	0
Advances from parent	0	(483,441)	0	0	483,441	0

Total capitalization	1,416,557	(1,067,620)	1,073,218	387,469	1,023,085	405

Current Liabilities
Long-term debt due within one year	10,000	0	0	10,000	0	0
Advances from parent	0	0	0	0	0	0
Notes payable to banks	135,000	0	53,000	82,000	0	0
Accounts payable	159,871	0	435	81,591	77,845	0
Intercompany payable	0	(62,241)	0	0	62,241	0
Accrued taxes	34,541	0	(3,012)	27,410	10,140	3
Customers' deposits	19,549	0	0	19,549	0	0
Amounts due customers	10,363	0	0	10,363	0	0
Accrued wages & benefits	28,941	0	18,746	7,724	2,471	0
Regulatory liability	47,060	0	0	47,060	0	0
Other	53,293	5,386	(4,082)	11,906	40,159	(76)

Total current liabilities	498,618	(56,855)	65,087	297,603	192,856	(73)

Deferred Credits and Other Liabilities
Deferred income taxes	95,417	0	(6,458)	40,070	61,805	0
Asset retirement obligation	34,841	0	0	0	34,841	0
Minimum pension liability	14,216	0	14,216	0	0	0
Regulatory liability	111,928	0	0	111,928	0	0
Other	10,162	0	3,881	2,677	3,604	0

Total deferred credits and other liabilities	266,564	0	11,639	154,675	100,250	0

Total Capital and Liabilities	$2,181,739	($1,124,475)	$1,149,944	$839,747	$1,316,191	$332

* Includes transactions and balances of its subsidiaries and its affiliate Energen Resources TEAM Inc.